PLAN AND AGREEMENT OF MERGER

MERGING

ARRAYIT DIAGNOSTICS (OVARIAN),INC.

INTO

ARRAYIT DIAGNOSTICS, INC. *****

THIS PLAN AND AGREEMENT OF MERGER is entered into as of the 23rd day of May 2011 by and between Arrayit Diagnostics (Ovarian), Inc., a Nevada corporation ("Ovarian") and Arrayit Diagnostics, Inc., a Nevada corporation for the purpose of merging Ovarian with and into Diagnostics.

WHEREAS, Diagnostics owns all the issued and outstanding shares of capital stock of Ovarian;

WHEREAS, the laws of the State of Nevada permit the merger of a wholly owned subsidiary corporation of said State into a parent corporation organized and existing under the laws of another State.

WHEREAS, Diagnostic, Ovarian and the respective boards of directors thereof declare it advisable and to the advantage, welfare, and best interests of said corporations and their respective stockholders to merge Ovarian with and into Diagnostics pursuant to the provisions of the Nevada Revised Statutes upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and of the mutual agreement of the parties hereto hereby determine and agree as follows.

1.          Ovarian shall, pursuant to the provisions of the Nevada Revised Statutes, be merged with and into Diagnostics, which shall be the surviving corporation from and after the effective time of the merger and which is sometimes hereinafter referred to as the "surviving corporation", and which shall continue to exist as said surviving corporation under its present name pursuant to the provisions of the Nevada Revised Statutes. The separate existence of Ovarian, which is sometimes hereinafter referred to as the "terminating corporation", shall cease at said effective time in accordance with the provisions of the Nevada Revised Statutes.

2.          The present Articles of Incorporation of the surviving corporation will be the Articles of Incorporation of the surviving corporation and will continue in full force and effect until changed, altered, or amended as therein provided and in the manner prescribed by the provisions of the Nevada Revised Statutes.

3.          The present bylaws of the surviving corporation will be the bylaws of said surviving corporation and will continue in full force and effect until changed, altered, or amended as therein provided and in the manner prescribed by the provisions of the Nevada Revised Statutes.

4.          The directors and officers in office of the surviving corporation at the effective time of the merger shall be the members of the Board of Directors and the officers of the surviving corporation, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the by-laws of the surviving corporation.

5.          The surviving corporation may sue in any court with jurisdiction to cause any stockholder of the terminating corporation to tender certificates representing shares owned by such stockholder to be tendered to the surviving corporation for exchange. Stockholders of the terminating corporation shall have no rights to notices, distributions or voting with respect to the surviving corporation unless the certificates representing shares of the terminating corporation are tendered to the surviving corporation for exchange.

6.          The Board of Directors and the proper officers of the terminating corporation and of the surviving corporation are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file, and record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Plan and Agreement of Merger or of the merger herein provided for.

7.          The effective time of this Plan and Agreement of Merger, and the time at which the merger herein agreed shall become effective a certificate of merger meeting the requirements of the Nevada Revised Statutes, is filed with the Secretary of State of the State of Nevada.

IN WITNESS WHEREOF, said Diagnostic and Ovarian have caused this Plan and Agreement of Merger to be executed on behalf of each as the date first above written.

Arrayit Diagnostics, Inc.

By:	/s/ John Howell
John Howell, President

Arrayit Diagnostics (Ovarian), Inc.

By:	/s/ John Howell
John Howell, President